Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer
 (949) 234-1999
cpalmer@seychelle.com

Seychelle Announces Increased Q3 Revenue Guidance
For Period Ended November 30, 2015 vs. Prior Year

Anticipated Guidance for Q3 had been for Revenues to increase to the $2.8 to $3.0 Million Range compared to Q2 Revenues which were $2.7 million and Q1 which were $2.3 million

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  November 30, 2015 –Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to the fiscal quarter about to close and issued updated forward guidance for Q3 Revenues compared to Q2 Revenues which were $2.7 million and Q1 which were $2.3 million.

The increase in Q3 Revenue Guidance is primarily due to continued increases in the demand for private label products; targeted sales toward the emergency & disaster preparedness market, the success of which we attribute to increased worldwide awareness of the importance of preparedness due to highly-publicized natural disasters during the year; and the launch of our pH20 product line which increases the alkalinity of tap water to between 8.0 and 9.5 pH.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.